Exhibit 99.1

Orthofix International Announces

4th Quarter and Full Year 2012 Results

•	Q4/12 gross profit margin of 83%, up 240 basis points

•	Q4/12 reported operating margin of 22% and adjusted operating margin of 22%, up 80 basis points

•	Q4/12 reported and adjusted net income from continuing operations up 27% and 14%, respectively

•	Q4/12 reported net income from continuing operations per share was $0.74; adjusted net income from continuing operations per share was $0.81

Lewisville, TX, February 21, 2013 – Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the fourth quarter and year ended December 31, 2012. Net sales were $112.0 million and $462.3 million for the fourth quarter and full year ended December 31, 2012, respectively.

Net income from continuing operations was $14.6 million, or $0.74 per diluted share, for the fourth quarter and net income was $53.9 million, or $2.78 per diluted share, for the full year ended December 31, 2012. Adjusted net income from continuing operations was $16.0 million, or $0.81 per diluted share, for the fourth quarter and $58.9 million, or $3.04 per diluted share, for the full year ended December 31, 2012.

Robert Vaters, President and Chief Executive Officer, commented, “I am extremely pleased with our fourth quarter and full year adjusted net income from continuing operations, both records for the Company as we have exceeded our multi-year margin expansion goals. As we previously announced, I was disappointed by our performance in international markets, as well as by our Spine Regenerative Stimulation business where we experienced sales turnover from the implementation of our Corporate Integrity Agreement. While we remain focused on overcoming near-term challenges that are impacting top-line growth, we have improved the Company’s margins and overall financial profile while removing the burden of significant government investigations. This improved financial position provides financial flexibility for increased investment in the product pipeline and inorganic activities that will drive future growth.”

Sales Performance

Net sales were $112.0 million in the fourth quarter of 2012, decreasing 9% on a reported basis from $123.1 million in the fourth quarter of the prior year. On a constant currency basis, net sales decreased 8% as foreign currency translation negatively impacted the fourth quarter net sales by approximately $1.6 million. For the full year 2012, net sales were $462.3 million, decreasing 2% on a reported basis but up slightly on a constant currency basis as foreign currency translation negatively impacted net sales by approximately $9.8 million.

External net sales by global business unit

	Three Months Ended December 31,
(USD in millions)	2012	2011	Reported Growth	Constant Currency Growth
Spine
Spine Repair Implants and Regenerative Biologics	$36.3	$36.2	0%	0%
Spine Regenerative Stimulation	39.4	42.4	-7%	-7%

Total Spine	75.7	78.6	-4%	-4%

Orthopedics	36.4	44.5	-18%	-15%

Total net sales	$112.0	$123.1	-9%	-8%

Note: Some calculations may be impacted by rounding.

Fourth quarter net sales in the Company’s Spine global business unit were $75.7 million, which decreased 4% from the prior year. Strength in domestic Repair Implants and Regenerative Biologics sales were offset by challenging regulatory and macroeconomic conditions in international markets. In addition, Spine Regenerative Stimulation business was negatively impacted in the second half of the year by sales force turnover as we initially implemented our Corporate Integrity Agreement in June 2012.

Fourth quarter net sales in the Company’s orthopedics global business unit were $36.4 million for the fourth quarter of 2012, which reflects an 18% decrease on a reported basis and a 15% decrease on a constant currency basis compared to the prior year. This decrease was primarily due to regulatory and macroeconomic conditions in certain international markets, which included mandatory price reductions for public hospitals in Italy, cancellation of reimbursement by the government on Physio-Stim in France, and a delay of surgeries by government hospitals and insurance providers.

Earnings Performance

Reported net income from continuing operations for the fourth quarter 2012 was $14.6 million and net income per diluted share was $0.74, up 21% over $0.62 in the fourth quarter of the prior year. Adjusted net income from continuing operations in the fourth quarter of 2012 was $16.0 million, or $0.81 per diluted share, an increase of 9% compared with $0.75 per diluted share in the fourth quarter of the prior year.

Subsequent to year end, the Company won an arbitration award against an insurance carrier relating to its denial of coverage under excess products liability policies with total limits of $30 million. As a result of the binding arbitration award, the carrier is obligated to reimburse the Company for defense expenses, settlements, and judgments associated with the underlying products liability claims at issue. The Company estimates that it is entitled to reimbursement of approximately $13 million for past losses incurred, as well as up to $15 million in future coverage for pending products liability matters. The reimbursed amount included in net income from discontinued operations added approximately $0.42 to per diluted share during the fourth quarter 2012.

The following tables reconcile reported net income from continuing operations and net income from continuing operations per diluted share to adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share for the quarters ended December 31, 2012 and 2011, and for the full years ended December 31, 2012 and 2011:

Fourth Quarter Adjusted Net Income from Continuing Operations	Q4 2012		Q4 2011		% Change
	($000’s)	EPS	($000’s)	EPS	Earnings	EPS
Reported GAAP net income and net income per diluted share	$14,636	$0.74	$11,530	$0.62	27%	21%
Specified Items:

Charges related to U.S. Government resolutions	185		2,456
Foreign exchange gain/loss	284		30
Tax settlement	885		—

Adjusted net income and net income per diluted share	$15,990	$0.81	$14,016	$0.75	14%	9%

Shares used to calculate EPS (in thousands)		19,668		18,740

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

Full Year Adjusted Net Income from Continuing Operations	2012		2011		% Change
	($000’s)	EPS	($000’s)	EPS	Earnings	EPS
Reported GAAP net income (loss) and net income (loss) per diluted share	$53,936	$2.78	$(1,740)	$(0.10)	nm	nm

Specified Items:

Strategic Investments in MTF	$1,890		$—
Charges related to U.S. Government resolutions	(83)		48,456
Foreign exchange loss	321		1,009
Succession and restructuring charges	—		2,738
Arbitration Resolution of Co- Development Agreement	1,953		—
Tax settlement	885		—

Adjusted net income and net income per diluted share	$58,902	$3.04	$50,462	$2.72	17%	12%

Shares used to calculate EPS (in thousands)		19,390		18,564

Note: Some calculations may be impacted by rounding.

The shares used to calculate Reported GAAP net loss per diluted shares for 2011 was 18,219,343.

Please refer to the Non-GAAP Performance Measure section at the end of this press release for more information about the specified items listed above.

The following table reconciles operating income from continuing operations to adjusted operating income from continuing operations for the fourth quarters ended December 31, 2012 and 2011:

Fourth Quarter Adjusted Operating Income from Continuing Operations	Q4 2012		Q4 2011
	($000’s)	% of Sales	($000’s)	% of Sales
Reported GAAP operating income	$24,481	21.9%	$15,811	12.8%

Specified Items:
Charges related to U.S. Government resolutions	283		10,463

Adjusted operating income	$24,764	22.1%	$26,274	21.3%

Note: Some calculations may be impacted by rounding. Please refer to the Non-GAAP Performance measure section at the end of this press release for more information about the specified items listed above.

The fourth quarter adjusted operating margin from continuing operations increased 80 basis points compared to the same period of the prior year. The increase was partially driven by the gross margin improvement in the quarter.

2013 Outlook

During 2013, the Company expects constant currency net sales growth to be between 1.0% and 3.0% over net sales in 2012. The Company anticipates foreign currency translation to negatively impact net sales by 0.5%, leading reported net sales growth to be between 0.5% and 2.5%, or $465 million and $475 million.

The Company expects GAAP net income from continuing operations for the full year 2013 to be between $2.84 and $2.94 per diluted share. After adjusting for the strategic initiatives associated with the Musculoskeletal Transplant Foundation and the commercialization of Trinity Elite, net income from continuing operations is expected to be between $2.90 and $3.00 per diluted share.

Reported and Adjusted EPS - Full Year 2013

Reported GAAP EPS Range	$2.84	—	$2.94

Specified Items:
Strategic Investments in MTF		$0.06

Adjusted EPS Range	$2.90	—	$3.00

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and full year of 2012. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S. and (973) 413-6102 outside the U.S., and entering the conference ID 38220. A replay of the call will be available for two weeks by dialing

(800) 332-6854 in the U.S. and (973) 528-0005 outside the U.S., and entering the conference ID 38220. A webcast of the conference call may be accessed by going to the Company’s website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative technologies to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit http://www.orthofix.com.

Forward-Looking Statements:

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of our products, including recently launched products, unanticipated expenditures, the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against, and the government investigation of our former sports medicine global business unit), our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services and a deferred prosecution agreement with the U.S. Department of Justice, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the

Company with the Securities and Exchange Commission (SEC). Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise.

- Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net sales	$112,035	$123,085	$462,320	$470,121
Cost of sales	18,504	23,239	86,492	92,619

Gross profit	93,531	99,846	375,828	377,502

Operating expenses
Sales and marketing	51,713	53,388	200,343	200,145
General and administrative	11,112	14,269	53,827	64,374
Research and development	5,418	5,207	28,577	22,861
Amortization of intangible assets	524	708	2,098	2,350
Charges related to U.S. Government resolutions	283	10,463	1,973	56,463

	69,050	84,035	286,818	346,193

Operating income	24,481	15,811	89,010	31,309

Other income and expense
Interest expense, net	(626)	(2,576)	(4,577)	(9,456)
Other expense	(713)	(562)	(1,705)	(2,412)

Income before income taxes	23,142	12,673	82,728	19,441
Income tax expense	(8,506)	(1,143)	(28,792)	(21,181)

Net income (loss) from continuing operations, net of tax	14,636	11,530	53,936	(1,740)

Discontinued operations
Gain on sale of Breg, Inc. net of tax	83	—	1,345	—
Income (loss) from discontinued operations	11,386	1,140	(4,012)	1,263
Income tax (expense) benefit	(5,591)	(278)	26	(596)

Net income (loss) from discontinued operations, net of tax	5,878	862	(2,641)	667

Net income (loss)	$20,514	$12,392	$51,295	$(1,073)

Net income (loss) per common share - basic
Net income (loss) from continuing operations, net of tax	$0.76	$0.62	$2.84	$(0.10)
Net income (loss) from discontinued operations, net of tax	$0.30	$0.05	$(0.14)	$0.04

Net income (loss) per common share - basic	$1.06	$0.67	$2.70	$(0.06)

Net income (loss) per common share - diluted
Net income (loss) from continuing operations, net of tax	$0.74	$0.62	$2.78	$(0.10)
Net income (loss) from discontinued operations, net of tax	$0.30	$0.04	$(0.14)	$0.04

Net income (loss) per common share - diluted	$1.04	$0.66	$2.64	$(0.06)

Weighted average number of common shares outstanding - basic	19,322,409	18,436,756	18,977,263	18,219,343

Weighted average number of common shares outstanding - diluted	19,668,480	18,739,623	19,390,413	18,219,343

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$31,055	$33,207
Restricted cash	21,314	45,476
Trade accounts receivable, net	150,316	132,828
Inventories, net	88,744	82,969
Deferred income taxes	16,959	16,349
Escrow receivable	—	41,537
Prepaid expenses and other current assets	32,056	26,069
Assets held for sale	—	171,185

Total current assets	340,444	549,620

Property, plant and equipment, net	51,362	43,368
Patents and other intangible assets, net	6,880	8,236
Goodwill	74,388	73,094
Deferred income taxes	19,904	18,584
Other long-term assets	11,303	11,570

Total assets	$504,281	$704,472

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$16	$1,318
Current portion of long-term debt	—	17,500
Trade accounts payable	21,812	16,488
Accrued charges related to U.S. Government resolutions	—	82,500
Other current liabilities	46,969	45,327
Liabilities held for sale	—	22,676

Total current liabilities	68,797	185,809

Long-term debt	20,000	191,195
Deferred income taxes	11,456	9,778
Other long-term liabilities	4,930	2,519

Total liabilities	105,183	389,301

Shareholders’ equity:
Common shares	1,934	1,846
Additional paid-in capital	246,111	214,310
Retained earnings	148,549	97,254
Accumulated other comprehensive income	2,504	1,761

Total shareholders’ equity	399,098	315,171

Total liabilities and shareholders’ equity	$504,281	$704,472

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	For the Years Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$51,295	$(1,073)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,261	22,776
Other non-cash adjustments	17,736	26,904
Change in operating assets and liabilities:
Escrow receivable	41,537	(32,562)
Charges related to U.S. Government resolutions	1,973	88,463
Changes in working capital	(121,596)	(39,727)

Net cash provided by operating activities	11,206	64,781

Cash flows from investing activities:
Capital expenditures	(28,774)	(25,758)
Payment made in connection with acquisition	—	(5,250)
Net proceeds from sale of Breg, Inc.	153,773	—

Net cash provided by (used in) investing activities	124,999	(31,008)

Cash flows from financing activities:
Net proceeds from issuance of common shares	25,586	20,113
Repayments of long-term debt	(188,695)	(7,500)
Payment of refinancing fees	—	(758)
Repayment of bank borrowings, net	(1,297)	(2,561)
Change in restricted cash	25,799	(24,178)
Cash payment for purchase of minority interest in subsidiary	—	(517)
Tax benefit on non-qualified stock options	—	1,737

Net cash (used in) provided by financing activities	(138,607)	(13,664)

Effect of exchange rate changes on cash	250	(463)

Net increase in cash and cash equivalents	(2,152)	19,646
Cash and cash equivalents at the beginning of period	33,207	13,561

Cash and cash equivalents at the end of period	31,055	33,207

Non-GAAP Performance Measures

The tables in this press release present reconciliations of net sales, net income (loss) and net income (loss) per diluted share and operating income calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Constant Currency Net Sales”, “Adjusted Net Income and Adjusted Net Income per Diluted Share” and “Adjusted Operating Income” that exclude the items specified in the tables. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the tables below that are excluded from GAAP net sales and GAAP net income (loss) and net income (loss) per diluted share, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information below.

Reconciliations of Non-GAAP Performance Measures

Adjusted Net Income from continuing operations and Adjusted Net Income per Diluted Share Reconciling Items

Note: The reconciling items were tax effected in the current period at the prevailing rate within the respective jurisdictions.

•	Strategic Investments in MTF — costs related to the Company’s strategic investment with MTF in the development and commercialization of the next generation cell based bone growth technology.

•

Charges related to U.S. Government resolutions – In 2012, prejudgment interest associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; and finalizing definitive agreements to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter. In 2011, charges, certain legal expenses, and respective tax benefits associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; reaching an agreement in principle to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter; and reaching an agreement in principle with the U.S. Department of Justice to settle violations of the FCPA matter at the Company’s former orthopedic distribution entity in Mexico, including charges related to a civil resolution with the SEC.

•

Foreign exchange loss (income) – due to translation adjustments resulting from the weakening or strengthening of the U.S. Dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and third party trade accounts receivables and payables that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Succession and restructuring charge — In 2011 these costs relate to the cessation of employment of the Company’s Chief Executive Officer and certain other employees.

•	Arbitration Resolution of Co-Development Agreement — costs related to finalizing a 2008 co-development agreement.

•	Tax settlement – In 2012 represents a tax assessment per a settlement agreement with Italian tax authorities related to presumed income produced by a non-Italian subsidiary of the Company.

Adjusted Operating Income Reconciling Items

•

Charges related to U.S. Government resolutions – prejudgment interest associated with: finalizing definitive agreements to resolve the U.S. Government investigation of the Company’s bone growth stimulation business, including resolution of a related civil matter; and finalizing definitive agreements to resolve the U.S. Government investigation of Blackstone Medical, Inc., including resolution of a related civil matter.

Adjusted Full Year Earnings Per Share Guidance Reconciling Items

•

Strategic Investments in MTF – estimated costs related to the January 10, 2012 announced Musculoskeletal Transplant Foundation agreement to both co-develop and commercialize a new technology for use in bone grafting applications and to expand Trinity Evolution processing capacity.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical in 2006, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business units. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business units for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Contact:

Mark Quick

Director of Investor Relations and Business Development

markquick@orthofix.com

214-937-2924

Source:

Orthofix International N.V.